Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS
Investors: Eric Olsen, 703.480.6705
Media: Sherry Peske, 703.480.3632
Special Committee of Lafarge North America Board Appoints Advisors to
Assist in Review of Lafarge S.A. Tender Offer
HERNDON, VA, February 14, 2006 — Lafarge North America (NYSE & TSX: LAF), the leading supplier of construction materials in the U.S. and Canada, today announced that the Special Committee of its board of directors has retained Merrill Lynch & Co. as its financial advisor to assist them in their review of the proposed tender offer announced by Lafarge S.A. on February 6, 2006. Simpson Thatcher & Bartlett LLP and Venable LLP have been engaged to provide legal advice to the Special Committee. In addition, the Special Committee has engaged MacKenzie Partners, Inc. with respect to shareholder matters relating to the proposal.
The Special Committee was established on February 8, 2006, consists of directors who are unaffiliated with Lafarge S.A., and is chaired by Marshall A. Cohen.
The Special Committee is expected to review and consider this proposal and to make a recommendation to stockholders in due course. Lafarge North America stockholders are urged to consider this recommendation before taking any action with respect to the proposal.
Profile
Lafarge North America is the U.S. and Canada’s largest diversified supplier of construction materials such as cement and cement-related products, ready-mixed concrete, gypsum wallboard, aggregates, asphalt and concrete products. The company’s materials are used in residential, commercial, institutional and public works construction across the U.S. and Canada. In 2005, net sales exceeded $4.3 billion.
Note to Stockholders
The tender offer proposed by Lafarge S.A. referred to in this release has not commenced. In response to the proposed tender offer by Lafarge S.A., if and when commenced, Lafarge North America Inc. will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9. Lafarge North America stockholders are advised to read Lafarge North America’s Solicitation/Recommendation Statement on Schedule 14D-9 if

and when it becomes available because it will contain important information. Stockholders may obtain a free copy of the Solicitation/Recommendation Statement on Schedule 14D-9 (if and when it becomes available), as well as any other documents filed by Lafarge North America in connection with the tender offer by Lafarge S.A., if and when it is commenced, free of charge at the SEC’s website at www.sec.gov, or from Lafarge North America at www.lafargenorthamerica.com.
Statements made in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” and “continue” or similar words. These forward-looking statements may also use different phrases. Such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions (“Factors”), which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the Company’s business; national and regional economic conditions in the U.S. and Canada; Canadian currency fluctuations; seasonality of the Company’s operations; levels of construction spending in major markets; supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business in the U.S. and Canada. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.
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Visit the Lafarge North America web site at www.lafargenorthamerica.com